EXHIBIT 99.2

Wednesday, March 5, 2025

Dear Shareholders,

In our fourth quarter of fiscal 2025, we delivered strong financial results, with revenue of $113.1 million, representing a 12% increase year-over-year. Our GAAP net loss was $7.3 million or $0.06 per basic share, which included costs associated with the completion of our acquisition of Hearsay Systems. We achieved a record Adjusted EBITDA of $24.6 million, with an Adjusted EBITDA margin of 22%, and non-GAAP EPS of $0.13. These results demonstrate the effectiveness of our strategy and the resilience of our business model, even amidst macroeconomic factors such as foreign exchange headwinds.

For the full fiscal year ended January 31, 2025, we delivered revenue of $421.0 million, a GAAP net loss of $27.9 million or $0.22 per basic share, Adjusted EBITDA of $67.0 million, and non-GAAP EPS of $0.35. Over the past year, we have made significant progress towards our goal of becoming a "Rule of 40" company, a key indicator of balancing growth and profitability. We ended our fiscal year 2025 as a "Rule of 20" company, with trailing twelve months ("TTM") revenue growth of 4% and a TTM Adjusted EBITDA margin of 16%, and we see clear indications of continued success with both of these metrics as we look to fiscal year 2026. We are financially strong and optimistic about the opportunities ahead, particularly those presented by the evolving search landscape and the rise of AI. We believe Yext is well-positioned to capitalize on these trends and deliver exceptional value to our customers and shareholders.

Recent Highlights
•Strategic Acquisitions: Integrated with Hearsay Systems and, shortly after quarter end, announced the completed acquisition of Places Scout, enhancing our platform with advanced competitive intelligence and local SEO analytics.
•Product Roadmap: Announced the launch of Yext Scout, our AI Search and Competitive Intelligence Agent, in addition to robust new features and enhancements across the Yext Platform. Continued investment in AI and machine learning to automate and optimize the platform.
•Yext Social Momentum: Significant traction across industries. As of the end of January, 19 Direct customers and 30 Reseller customers had licensed Yext Social since its launch.
•Customer Success and Innovation: Secured several new enterprise clients in Q4, including a leading national retailer and a top-tier financial institution. Several boomerang customers returned to Yext in the quarter, and we see many more boomerang opportunities in our pipeline due to Yext Social and Scout.
•Strong Financial Performance: Q4 revenue of $113.1 million, up 12% YoY. Record Adjusted EBITDA of $24.6 million, and Adjusted EBITDA margin of 22%.

EXHIBIT 99.2
Yext Scout and Agentic Search
In our last shareholder letter, we highlighted the significance of search fragmentation, driven by AI Search experiences, including Google's shift to providing AI answers through Gemini. If anything, we have seen this trend accelerate at the end of our fiscal year and we see no signs of fragmentation slowing down. Instead, consumers are increasingly using a variety of sources, including social media, voice search, mobile apps, and – most notably – AI-enabled search to explore the open web. This fragmentation presents both challenges and opportunities for businesses, and Yext is strategically positioned to help our customers capitalize on this. Our platform provides businesses with a comprehensive solution for managing their digital presence across all channels. Uniquely amongst our competition, we have continued to invest in the underlying data platform and distribution endpoints that will differentiate our offering from commoditized players. This will be a strong advantage for Yext as Brands increase focus on the opportunities and challenges a fragmented search landscape presents.

We believe Yext Scout will fundamentally change the way our customers and partners gather data insights, expand their Knowledge Graph, prioritize actions to win more visibility in a local marketing world growing much more complex. As AI drives fragmentation and complexity, brands need their own AI agent to gather data, synthesize insights, recommend action and even automate those actions. Scout is the merging of several initiatives here at Yext. We have been investing in AI experience measurement for several quarters. With our acquisition of Places Scout in February, we are now merging AI visibility with traditional search and reputation competitive intelligence into a single game changing offering. Yext is very well positioned to provide any local marketer with end to end visibility into competitive dynamics and a suite of products to enable improved performance.

To date, Scout has been released to a small set of development partner customers. We expect to expand this group in the coming weeks, and continue to broaden our launch throughout the spring. The launch of Scout represents a major milestone in our transformation with the potential to drive accelerated organic growth. We have seen strong engagement from customers who have previewed Scout’s capabilities, and are extremely excited to roll out the technology more broadly this year. I have personally previewed Scout in dozens of meetings with customers and prospects, and I can confidently share that the enthusiasm for this product is unmatched in my nearly 16 years at Yext.

Yext Social
We made substantial progress last quarter integrating Hearsay Systems, with the combined teams executing efficiently on our go-to-market strategy. The integration process that has been ongoing for the past six months is nearing completion, which is faster than we originally had expected. We've successfully integrated key systems, leading to notable cost reductions in administrative overhead and improved operational efficiency. Revenue and Adj. EBITDA synergies are also coming into focus as we leverage our expanded product portfolio and combined customer base. The acquisition has been accretive to Direct ARR while significantly increasing our wallet share in the financial services vertical. Unlike some M&A transactions we see in software, the benefits we gained from Hearsay did not require us to absorb significant impacts to our Adjusted EBITDA in order to drive growth. We are seeing great interactions with our clients and getting more shots on goal as we introduce them to the Hearsay portfolio.

Yext Social continues to gain traction as an integral component of our digital presence platform. While still in the early stages, we are encouraged by the strength of our pipeline and the early adoption trends we are seeing. Our customers are increasingly recognizing the value of a consolidated platform for managing social, listings, and reputation data. Notably, we secured a large, multi-product renewal with a global hospitality company, including an expanded Yext Social engagement. Yext Social is also driving new customer wins, with 19 direct customers and 30 reseller customers licensing the product since its launch in September.

Customer feedback has been very positive, particularly given how our launch of Yext Social and the addition of Hearsay are in direct response to requests we've had for years to expand our reach to include local Social functionality. As we've noted for the past several quarters, vendor consolidation has been specifically important to our clients, and our platform expansion helps address this. With the actions we've taken over the past few months,

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we've delivered multiple solutions for our customers to manage local social content across thousands of locations, and we expect other enhanced features to be rolled out over the next few months as well.

Customer Success and Product Innovation
Our focus on delivering enhanced value through continuous platform enhancements is proving successful and is resonating strongly with our customers. We have seen accelerating adoption of our AI-powered capabilities, including features like Generative Review Response, Listings Recommendations, Content Recommendations, and Engagement Responses. These tools are not only driving engagement, but also delivering tangible results; for instance, customers who have implemented our Listings Recommendations feature have seen an average increase of 11% in impressions and an 8% increase in engagement, showcasing the effectiveness of our AI-driven solution.

Our launch of Yext Social and our recent acquisition of Places Scout further highlight our focus on AI-driven products. Yext Social's AI-powered tools include Post Creator, Caption Generator for Images, Engagement Response and Social Recommendations. Places Scout delivers data-driven insights and recommendations to enhance visibility, ensuring that brands are easily discoverable by both AI search agents and human consumers. These products have not only bolstered our pipeline, but we believe they will drive higher retention and reduce churn rates. They enhance our overall value proposition, providing our customers with more comprehensive solutions and fostering long-term relationships.

The positive impact of our customer-centric approach was evident in the fourth quarter, with an increase in boomerang customers who had previously churned, but returned to Yext, recognizing the enhanced value and expanded capabilities of our platform. Furthermore, we secured a number of upsells across key verticals, including healthcare, financial services, and retail. These upsells often involved multi-year and multi-product contracts, indicating a high level of customer confidence in our platform and their commitment to continued partnership. This success across multiple sectors highlights the versatility and adaptability of our platform to meet diverse business needs, demonstrating that our solutions can be tailored and implemented effectively across a wide range of use cases.

We saw several strategic enterprise wins in Q4 in the healthcare vertical, with numerous expansion deals and upsells during the quarter. Many of these wins included multi-product deals with leading healthcare providers, and some of the solutions included our core Listing product, Reviews, Pages, and Search. Among the notable relationships we expanded in the quarter was a renewal with one of the largest hospital systems in the U.S. The client had previously faced challenges with standardization, data workflows and data centralization. but after a year on the Yext platform, they saw significant improvements in their rankings and elected to expand their use of Yext to include Pages and Reviews.

Our success within the financial services vertical was across both our Yext and Hearsay products. Our compliance capabilities across Social and Relate products, coupled with Yext Listing's direct integrations with over 200 publishers, enables a data synchronization that is unparalleled in the space. There were several upsells in Q4 with financial services customers that were won because of the combination of Yext and Hearsay. A European financial institution renewed with us expressly because of our platform's enhanced capabilities across Listings and Hearsay Social. We were also thrilled to drive an expansion through a solution sell to one of the largest insurance companies in America. After driving value in the U.S. across thousands of agencies delivering leads through Pages, we worked collaboratively with the team to identify an exciting expansion opportunity in Canada to replicate this success, which we are implementing now.

Our retail and other wins in the quarter included notable expansion deals with one of the largest U.S. equipment rental brands, a rapidly growing drive-thru coffee chain, a leading multinational QSR, and an American wireless prepaid service provider. The latter has been a Yext client for the past nine years, and during that time, they have gained a comprehensive understanding of the features and functionality of our platform. Because of our longstanding relationship, they shared their 2025 store expansion plans with us, which enabled us to structure and adequately scale up their Listings Management and Services contract to help support their growth initiatives.

EXHIBIT 99.2

Q4 Financial Results
Our solid Q4 results were achieved despite headwinds to our revenue and ARR posed by foreign exchange rates. The strengthening of the U.S. dollar against several major currencies, particularly GBP, impacted our results. Despite this challenge, we were able to deliver double-digit revenue growth and maintain strong profitability. Our focus on customer success and product innovation helped to mitigate the impact of foreign exchange fluctuations. Going forward, we will continue to monitor currency movements and adjust our strategies as necessary to minimize their impact on our business.

Our Total ARR, inclusive of usage-based ARR, as of January 31, 2025 was $442.7 million. Direct ARR was $368.2 million, down sequentially from the end of the third quarter, in large part because of a $2.9 million negative impact due to FX. Upsells were the primary driver of Direct bookings in Q4, and the underlying business fundamentals, such as customer retention and interest in our products, remained strong.

Reseller ARR increased sequentially from the end of the third quarter, with growth from usage-based ARR increasing, emphasizing the dynamics of the shift that has been taking place from committed to uncommitted ARR. To illustrate this trend, we have updated our definition of ARR to include overages and usage-based revenue. The inclusion mitigates the impact of the transition from committed to uncommitted ARR. In this letter and our other earnings materials, we have disclosed our ARR metric using this methodology for Q4 as well as several prior periods for purposes of comparison. We expect uncommitted ARR to continue to increase over time as we focus more on usage-based Reseller deals, and there is the potential for other products to drive usage-based revenue in the future.

Our net dollar-based retention rate ("NRR") is calculated on the basis of ARR, which now includes usage. Our NRR, which does not include contributions from Hearsay for the purposes of consistency in the trailing twelve month calculations, saw sequential increases across our Total, Direct and Reseller businesses. Total net retention closed out the period at 93%, while Direct and Reseller were 92% and 95%, respectively.

We believe there is an opportunity to continue to improve our retention over time as we execute on our product roadmap and deliver more value to our customers through Yext Scout, Yext Social, and the entirety of our end-to-end digital presence platform.

Responsible Capital Allocation
We are dedicated to acquiring assets that advance our product roadmap while upholding strict financial discipline. Our strategy involves pursuing opportunities that align with our existing plans and delivering in-demand capabilities for our customers. Simultaneously, we remain committed to prudently allocating capital to create shareholder value. Thanks to the efficiency improvements we have made, we are generating significant Adjusted EBITDA and free cash flow. We will continue to consider opportunistic share repurchases along with M&A opportunities as the landscape evolves.

In Q4, our repurchase activity totaled $11.1 million, bringing our total year-to-date to approximately $18.1 million, and $31.9 million remained available and authorized for future purchase as of January 31, 2025. We continue to believe that our stock is a great investment at this time, and this is reflected in our share repurchase activity. Our focus on driving shareholder value creation remain as strong as ever, as evidenced by our Board's recent approval to increase our share repurchase program by an additional $50 million. This is in addition to the $150 million that we have been utilizing to buy back our stock over the past few years. We intend to continue to maintain a strong balance sheet and cash position while remaining open to buying back our stock at attractive prices, and we remain steadfast in our commitment to minimizing shareholder dilution.

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Financial Outlook
We enter FY2026 with improving business metrics, and a wealth of opportunities. We have a transformational AI product in Yext Scout, and we're beginning to see traction from Yext Social, which was launched last September. We have successfully integrated Hearsay and, more recently, added Places Scout. We see each of these as an opportunity to re-ignite organic growth.

At the same time, we continue to plan and operate the business conservatively. We are optimistic that fiscal year 2026 will show growth in ARR, but the rate of that growth will depend on several variable factors, including the adoption rate of our newest products, changes in customer preference for contracts and products that incorporate usage-based pricing, foreign exchange rate fluctuations, and general macroeconomic conditions. For these reasons, we will no longer provide full year revenue guidance, however we will continue to provide full year non-GAAP net income per share and adjusted EBITDA guidance, and we will manage towards these profitability metrics. We will continue to provide guidance for our next quarter's revenue, adjusted EBITDA and non-GAAP net income per share guidance. In addition, we are including usage in our ARR calculation, and we believe our investors will benefit from the expanded disclosure, and this will allow our teams to focus on execution and driving all forms of growth and value creation. Our expectations for ARR growth this fiscal year are based on encouraging pipeline growth and customer enthusiasm for our platform's development.

We remain steadfast in our commitment to running an efficient, growth-oriented organization, and we believe this will result in continued Adjusted EBITDA margin expansion. We expect our full year Adjusted EBITDA to be within the range of $100 million to $103 million, and our non-GAAP earnings per basic share to be within the range of $0.50 to $0.53. We would also anticipate that our free cash flow conversion rate, inclusive of acquisition-related payments that we expect to make in fiscal 2026, would be approximately 70%.

Conclusion
We are incredibly excited about the opportunities ahead, particularly with the launch of Scout. As search fragmentation accelerates, we believe Yext is uniquely positioned to help brands navigate this evolving landscape. Last year, I challenged the Yext team to regain their swagger, and get back to the basics of shipping products that our customers value most. I couldn't be more proud of the work this team delivered over the last year, driving improvement in all key metrics and launching transformational new products. We look forward to executing on our strategy and driving accelerated growth and value creation for our shareholders.

Thank you,

Michael Walrath
CEO and Chair of the Board

EXHIBIT 99.2
Fourth Quarter Fiscal 2025 Results
Q4 Revenue of $113.1 million, compared to $101.1 million reported in the fourth quarter fiscal 2024, a 12% increase on an as-reported and constant currency basis. Included in our Q4 revenue was Hearsay's results, partially offset by a large customer churn which occurred during the fourth quarter fiscal 2024.
Q4 Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $86.8 million, an increase of 9%, compared to $79.4 million reported in the fourth quarter fiscal 2024. Gross margin of 76.8%, compared to 78.6% in the fourth quarter fiscal 2024.
•Non-GAAP Gross profit was $89.6 million, an increase of 12%, compared to $80.2 million in the fourth quarter fiscal 2024. Non-GAAP Gross margin of 79.2%, compared to 79.3% in the fourth quarter fiscal 2024.
Q4 Net Loss/Income and Non-GAAP Net Income:
•Net loss of $7.3 million, compared to net income of $1.7 million in the fourth quarter fiscal 2024.
•Non-GAAP net income of $16.3 million, compared to $12.3 million in the fourth quarter fiscal 2024.
Q4 Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $95.9 million, or 85% of revenue, compared to $78.4 million, or 78% of revenue reported in the fourth quarter fiscal 2024. Sales and marketing costs were 41% of revenue compared to 41% of revenue reported in the fourth quarter fiscal 2024.
•Non-GAAP Operating expenses were $67.9 million, or 60% of revenue, compared to $68.5 million, or 68% of revenue reported in the fourth quarter fiscal 2024. Sales and marketing costs were 30% of revenue compared to 39% of revenue reported in the fourth quarter fiscal 2024.
Q4 Net Loss/Income Per Share and Non-GAAP Net Income Per Share ("Non-GAAP EPS"):
•Net loss per share attributable to common stockholders, basic and diluted, was $0.06 based on 127.4 million weighted average basic and diluted shares outstanding. This compares to net income per share attributable to common stockholders, basic and diluted, of $0.01 based on 124.3 million weighted average basic shares outstanding and 125.6 million weighted average diluted shares outstanding, respectively, in the fourth quarter fiscal 2024.
•Non-GAAP EPS attributable to common stockholders, basic was $0.13 based on 127.4 million weighted average basic shares outstanding. Non-GAAP EPS attributable to common stockholders, diluted was $0.12 based on 131.5 million weighted average diluted shares outstanding. This compares to Non-GAAP EPS, basic and diluted shares outstanding of $0.10 based on 124.3 million weighted average basic shares outstanding and 125.6 million weighted average diluted shares outstanding, respectively, in the fourth quarter fiscal 2024.
Q4 Adjusted EBITDA of $24.6 million, compared to $14.8 million in the fourth quarter fiscal 2024.

EXHIBIT 99.2
Full Year Fiscal 2025 Results
FY Revenue of $421.0 million, compared to $404.3 million reported in the fiscal year ended January 31, 2024, a 4% increase on an as-reported and constant currency basis. Included in our year to date revenue was six months of Hearsay's results, partially offset by a large customer churn which occurred during the fourth quarter fiscal 2024.
FY Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $324.6 million, a 2% increase, compared to $316.9 million reported in the fiscal year ended January 31, 2024. Gross margin of 77.1%, compared to 78.4% reported in the fiscal year ended January 31, 2024.
•Non-GAAP Gross profit was $331.6 million, a 4% increase, compared to $319.8 million reported in the fiscal year ended January 31, 2024. Gross margin of 78.8%, compared to 79.1% in the fiscal year ended January 31, 2024.
FY Net Loss and Non-GAAP Net Income:
•Net loss of $27.9 million, compared to $2.6 million in the fiscal year ended January 31, 2024.
•Non-GAAP net income of $45.0 million, compared to $42.3 million in the fiscal year ended January 31, 2024.
FY Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $357.0 million, or 85% of revenue, compared to $323.1 million, or 80% of revenue reported in the fiscal year ended January 31, 2024. Sales and marketing costs were 42% of revenue compared to 44% of revenue reported in the fiscal year ended January 31, 2024.
•Non-GAAP Operating expenses were $276.0 million, or 66% of revenue, compared to $281.0 million, or 69% of revenue reported in the fiscal year ended January 31, 2024. Sales and marketing costs were 35% of revenue compared to 41% of revenue reported in the fiscal year ended January 31, 2024.
FY Net Loss Per Share and Non-GAAP Net Income Per Share ("Non-GAAP EPS"):
•Net loss per share attributable to common stockholders, basic and diluted, was $0.22 based on 126.9 million weighted average basic and diluted shares outstanding. This compares to net loss per share attributable to common stockholders, basic and diluted, of $0.02 based on 124.1 million weighted average basic and diluted shares outstanding in fiscal year 2024.
•Non-GAAP EPS attributable to common stockholders, basic and diluted, was $0.35 based on 126.9 million weighted average basic shares outstanding and 129.0 million weighted average diluted shares outstanding. This compares to non-GAAP EPS attributable to common stockholders, basic of $0.34 based on 124.1 million weighted average basic shares outstanding and non-GAAP EPS attributable to common stockholders, diluted, of $0.33 based on 127.2 million weighted average diluted shares outstanding in fiscal year 2024.
FY Adjusted EBITDA of $67.0 million, compared to $54.6 million in the fiscal year ended January 31, 2024.
FY Net Cash Flow provided by operating activities of $50.2 million, compared to $46.2 million for the fiscal year ended January 31, 2024.
Annual Recurring Revenue ("ARR") including usage was $442.7 million as of January 31, 2025, an increase of 13% year-over-year, compared to $392.2 million as of January 31, 2024. ARR is inclusive of Hearsay' results and as of January 31, 2025, ARR included an approximate $2.8 million negative impact from foreign currency exchange rates, on a constant currency basis.
•Direct customers represented 83% of total ARR, totaling $368.2 million, a 17% year-over-year increase on both an as-reported and constant currency basis.

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•Third-party Reseller customers, represented 17% of total ARR, totaling $74.5 million, a 3% decrease on an as-reported basis and a 2% decrease on a constant currency basis.
Dollar-Based Net Retention Rate ("NRR") including usage for Total customers was 93%. NRR for our Direct customers was 92% and NRR for our Third-party Reseller customers was 95%.
Remaining Performance Obligations ("RPO") were $490.1 million as of January 31, 2025. RPO expected to be recognized over the next 24 months of $441.7 million with the remaining balance expected to be recognized thereafter. RPO does not include amounts under contract subject to certain accounting exclusions.
Cash, cash equivalents and restricted cash were $138.7 million as of January 31, 2025, compared to $210.2 million as of January 31, 2024. The decline was largely due to our acquisition of Hearsay.
Unearned revenue was $229.1 million as of January 31, 2025, compared to $212.2 million as of January 31, 2024.
Share Repurchase Program: Year to date repurchases totaled $18.1 million and as of January 31, 2025, approximately $31.9 million remained available for future purchases.

Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this letter.
Financial Outlook
We are introducing the following guidance for our first fiscal quarter ending April 30, 2025 and fiscal year ending January 31, 2025.
First Quarter Fiscal 2026 Outlook:
•Revenue is projected to be in the range of $107.3 million to $107.8 million;
•Adjusted EBITDA is projected to be in the range of $21.5 million to $22.0 million; and
•Non-GAAP net income per share is projected to be in the range of $0.11 to $0.12, which includes an assumed Non-GAAP tax rate of 25% and assumes 127.3 million weighted-average basic shares outstanding.

Full Year Fiscal 2026 Outlook:
•Adjusted EBITDA is projected to be in the range of $100.0 million to $103.0 million; and
•Non-GAAP net income per share is projected to be in the range of $0.50 to $0.53, which includes an assumed Non-GAAP tax rate of 25% and assumes 129.9 million weighted-average basic shares outstanding.

Conference Call Information
Yext will host a conference call today at 5:00 P.M. Eastern Time (2:00 P.M. Pacific Time) to discuss its financial results with the investment community. A live webcast of the call will be available on the Yext Investor Relations website at https://investors.yext.com. To participate in the live call by phone, the dial-in is available domestically at (877) 883-0383 and internationally at (412) 902-6506, passcode 5838899.

A replay will be available domestically at (877) 344-7529 or internationally at (412) 317-0088, passcode 4890823, until midnight (ET) March 12, 2025.

Statement Regarding Forward-Looking Information
This letter and the related earnings release and conference call include forward-looking statements including, but not limited to, statements regarding our revenue, non-GAAP net income (loss), shares outstanding and Adjusted EBITDA for our first quarter and full year fiscal 2026 and general expectations beyond that fiscal year; statements regarding the expected effects of our acquisition and integration of Hearsay Social, Inc. ("Hearsay") and KabanaSoft, LLC d/b/a Places Scout ("Places Scout"); and statements regarding our expectations regarding the growth of our company, our market opportunity, product roadmap, cost saving and efficiency actions, and our

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industry, including search fragmentation trends and the impact of Yext Scout. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," "might," "would," "continue," or the negative of these terms or other comparable terminology. Actual events or results may differ from those expressed in these forward-looking statements, and these differences may be material and adverse.
We have based the forward-looking statements contained in this letter and discussed on the call primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, strategy, short- and long-term business operations, prospects, business strategy and financial needs. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, our ability to renew and expand subscriptions with existing customers, especially enterprise customers, and attract new customers generally; our ability to successfully expand and compete in new geographies and industry verticals; our ability to integrate Hearsay's and Places Scout's businesses with ours; our ability to retain personnel necessary for the success of our acquisition and integration of Hearsay and Places Scout; the quality of our sales pipeline and our ability to convert leads; our ability to expand and scale our sales force; our ability to expand our service and application provider network; our ability to develop or acquire new product and platform offerings to expand our market opportunity; our ability to release new products and updates that are adopted by our customers; weakened or changing global economic conditions, downturns, or uncertainty, including higher inflation, higher interest rates, and fluctuations or volatility in capital markets or foreign currency exchange rates; and the accuracy of the assumptions and estimates underlying our financial projections. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this letter. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our SEC filings and public communications, including, without limitation, in the sections titled, “Special Note Regarding Forward Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available at http://investors.yext.com and on the SEC's website at https://www.sec.gov.
The forward-looking statements made in this letter relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date hereof or to conform such statements to actual results or revised expectations, except as required by law.
Non-GAAP Measurements
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this letter and the accompanying tables include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative), non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP net income (loss) as a percentage of revenue, which are referred to as non-GAAP financial measures.
These non-GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock-based compensation expenses, acquisition-related costs, and amortization of acquired intangibles. Acquisition-related costs include transaction and related costs, subsequent fair value movements in contingent consideration, and compensation arrangements. Non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin, and non-GAAP net income (loss) as a percentage of revenue are calculated by dividing the applicable non-GAAP financial measure by revenue. Non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) on a per share basis. We define non-GAAP net income (loss) per share, basic, as non-GAAP net income (loss) divided by weighted average shares outstanding and non-GAAP net income

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(loss) per share, diluted, as non-GAAP net income (loss) divided by weighted average diluted shares outstanding, which includes the potentially dilutive effect of the company’s employee equity incentive awards.
In addition, beginning in fiscal 2025, we are utilizing a projected tax rate of 25% in our computation of the non-GAAP income tax provision. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
We believe these non-GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period-to-period comparisons of our results of operations. With respect to non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin and non-GAAP net income (loss) as a percentage of revenue, we believe these non-GAAP financial measures are useful in evaluating our profitability relative to the amount of revenue generated, excluding the impact of stock-based compensation expense, acquisition-related costs, and amortization of acquired intangibles. We also believe non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of stock-based compensation and certain acquisition-related costs, which may vary for reasons unrelated to overall operating performance.
We also discuss Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures that we believe offer a useful view of overall operations used to assess the performance of core business operations and for planning purposes. We define Adjusted EBITDA as GAAP net income (loss) before (1) interest income (expense), net, (2) benefit from (provision for) income taxes, (3) depreciation and amortization, (4) other income (expense), net, (5) stock-based compensation expense, and (6) acquisition-related costs. The most directly comparable GAAP financial measure to Adjusted EBITDA is GAAP net income (loss). Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to purport to be an alternate to GAAP net income (loss) as a measure of operating performance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
In addition, we present non-GAAP constant currency measures of revenue. Constant currency as it relates to revenue provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Current period results for entities reporting in currencies other than U.S. Dollars (“USD”) are converted into USD at the average monthly exchange rates in effect during the comparative period, as opposed to the average monthly exchange rates in effect during the current period.
We also present free cash flow, which is a non-GAAP measure defined as net cash provided by (used in) operating activities, less cash used for purchases of capital expenditures, inclusive of capitalized software development costs. Free cash flow margin is calculated as free cash flow divided by total revenue. We believe this is meaningful to investors because it is a measure of liquidity that provides useful information in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business. We also discuss future free cash flow conversion rates, which we calculate as free cash flow divided by Adjusted EBITDA.
We use these non-GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, and to evaluate the effectiveness of our business strategies. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.
These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock-based compensation and certain acquisition-related costs. We compensate for

EXHIBIT 99.2
these limitations by providing investors and other users of our financial information a reconciliation of the non-GAAP financial measure to the most closely related GAAP financial measures. However, we have not reconciled the non-GAAP guidance measures disclosed under "Financial Outlook" to their corresponding GAAP measures because certain reconciling items such as stock-based compensation, certain acquisition-related costs, and the corresponding provision for income taxes depend on factors such as the stock price at the time of award of future grants, and certain purchase accounting adjustments including subsequent measurements, among others, and thus cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures is not available without unreasonable effort. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net income (loss) and non-GAAP net income (loss) per share in conjunction with GAAP net income (loss) and net income (loss) per share.
We have not reconciled our forward-looking Adjusted EBITDA to its most directly comparable GAAP financial measure of net income (loss). Information on which this reconciliation would be based on is not available without unreasonable efforts due to the uncertainty and inherent difficulty of predicting within a reasonable range, the timing, occurrence and financial impact of when such items may be recognized. In particular, Adjusted EBITDA excludes certain items including interest income (expense), net, provision for income taxes, depreciation and amortization, other income (expense), net, stock-based compensation expense, and acquisition-related costs.

Operating Metrics
This letter and the related conference call also include certain operating metrics that we believe are useful in providing additional information in assessing the overall performance of our business.
Customer count is defined as the total number of customers with contracts executed as of the last day of the reporting period and a unique administrative account identifier on our platform. Generally, we assign unique administrative accounts to each separate and distinct entity (such as a company or government institution) or a business unit of a large corporation, that has its own separate contract with us to access our platform. Historically we believed that customer count provides insight into our ability to grow our enterprise and mid-size customer base. As such, customer count excludes third-party reseller customers and small business customers as well as customers only receiving free trials. From time to time, some customers previously characterized as small business customers may transition to mid-size customers, and customer count includes these changes resulting from any recharacterization. However, we no longer consider customer count to be a key performance measure of our business, and we do not expect to refer to it regularly in the future.
Annual recurring revenue, or ARR, for Direct customers is defined as the annualized recurring amount of all contracts in our enterprise, mid-size and small business customer base as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. Contracts include portions of professional services contracts that are recurring in nature.
ARR for Third-party Reseller customers is defined as the annualized recurring amount of all contracts with Third-party Reseller customers as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription. The calculation includes the annualized contractual minimum commitment and amounts related to usage above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.
Total ARR is defined as the annualized recurring amount of all contracts executed as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription, and where relevant, includes the annualized contractual minimum commitment and amounts related to usage above the contractual minimum commitment. Contracts include portions of professional services contracts that are recurring in nature.

EXHIBIT 99.2
We calculate usage by annualizing monthly amounts in excess of contractual minimum commitments in the current month.
Beginning in the fourth quarter of fiscal year 2025, we refined our ARR methodology to include usage to align with management’s internal assessment of customers. Prior to that quarter, we had excluded what we previously referred to as overage. While this change may introduce additional volatility, we believe it provides a more comprehensive view of ARR that better aligns with the way we evaluate and manage our business.
ARR is independent of historical revenue, unearned revenue, remaining performance obligations or any other GAAP financial measure over any period. It should be considered in addition to, not as a substitute for, nor superior to or in isolation from, these measures and other measures prepared in accordance with GAAP. We believe ARR-based metrics provides insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms.
In addition, we present ARR on a constant currency basis. Constant currency as it relates to ARR provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Contracts included in the determination of ARR in the current period are converted into USD at the exchange rates in effect at the end of the comparative period, as opposed to the exchange rates in effect at the end of the current period.
Dollar-based net retention rate is a metric we use to assess our ability to retain our customers and expand the ARR they generate for us. We calculate dollar-based net retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer expansion, contraction and churn. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based net retention rate. Any ARR obtained through merger and acquisition transactions does not affect the dollar-based net retention rate until one year from the date on which the transaction closed. The cohorts of customers that we present dollar-based net retention rate for include direct, third-party reseller, and total customers. Direct customers include enterprise, mid-size and small business customers.
Beginning in the fourth quarter of fiscal year 2025, we refined our ARR calculation methodology to include usage. This update resulted in a corresponding change in our dollar-based net retention rate, which is based on ARR. While this change may introduce additional variability due to changes in customer usage, it provides a more comprehensive view of our dollar-based net retention rate.

For Further Information Contact:
Investor Relations:
IR@yext.com

Public Relations:
PR@yext.com

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	January 31, 2025	January 31, 2024
Assets
Current assets:
Cash and cash equivalents	$123,133	$210,184
Restricted cash, current	9,671	—
Accounts receivable, net of allowances of $2,014 and $1,013, respectively	112,942	108,198
Prepaid expenses and other current assets	18,094	14,849
Costs to obtain revenue contracts, current	21,961	26,680
Total current assets	285,801	359,911
Property and equipment, net	39,689	48,542
Operating lease right-of-use assets	67,452	75,989
Restricted cash, non-current	5,850	—
Costs to obtain revenue contracts, non-current	11,145	16,710
Goodwill	96,783	4,478
Intangible assets, net	94,247	168
Other long term assets	9,111	3,012
Total assets	$610,078	$508,810
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$70,022	$38,766
Unearned revenue, current	229,144	212,210
Operating lease liabilities, current	18,604	16,798
Contingent consideration, current	26,944	—
Total current liabilities	344,714	267,774
Operating lease liabilities, non-current	76,809	89,562
Contingent consideration, non-current	18,056	—
Other long term liabilities	17,306	4,300
Total liabilities	456,885	361,636
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 50,000,000 shares authorized at January 31, 2025 and January 31, 2024; zero shares issued and outstanding at January 31, 2025 and January 31, 2024	—	—
Common stock, $0.001 par value per share; 500,000,000 shares authorized at January 31, 2025 and January 31, 2024; 153,017,243 and 148,197,347 shares issued at January 31, 2025 and January 31, 2024, respectively; 126,999,461 and 124,867,093 shares outstanding at January 31, 2025 and January 31, 2024, respectively	153	148
Additional paid-in capital	996,477	942,622
Accumulated other comprehensive loss	(5,969)	(4,183)
Accumulated deficit	(707,120)	(679,172)
Treasury stock, at cost	(130,348)	(112,241)
Total stockholders’ equity	153,193	147,174
Total liabilities and stockholders’ equity	$610,078	$508,810

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)
(Unaudited)

	Three months ended January 31,		Fiscal year ended January 31,
	2025	2024	2025	2024
Revenue	$113,091	$101,107	$420,957	$404,322
Cost of revenue	26,278	21,659	96,364	87,468
Gross profit	86,813	79,448	324,593	316,854
Operating expenses:
Sales and marketing	45,901	41,888	174,779	178,830
Research and development	20,492	18,106	77,201	72,040
General and administrative	29,508	18,411	105,061	72,185
Total operating expenses	95,901	78,405	357,041	323,055
(Loss) income from operations	(9,088)	1,043	(32,448)	(6,201)
Interest income	524	1,798	6,102	7,094
Interest expense	(229)	(136)	(967)	(470)
Other expense, net	(348)	(74)	(745)	(761)
(Loss) income from operations before income taxes	(9,141)	2,631	(28,058)	(338)
Benefit from (provision for) income taxes	1,866	(944)	110	(2,292)
Net (loss) income	$(7,275)	$1,687	$(27,948)	$(2,630)

Net (loss) income per share attributable to common stockholders, basic	$(0.06)	$0.01	$(0.22)	$(0.02)
Net (loss) income per share attributable to common stockholders, diluted	$(0.06)	$0.01	$(0.22)	$(0.02)
Weighted-average number of shares used in computing net (loss) income per share attributable to common stockholders, basic	127,394,090	124,337,640	126,850,809	124,056,949
Weighted-average number of shares used in computing net (loss) income per share attributable to common stockholders, diluted	127,394,090	125,552,028	126,850,809	124,056,949

Other comprehensive (loss) income:
Foreign currency translation adjustment	$(1,468)	$154	$(1,792)	$(568)
Unrealized (loss) gain on marketable securities, net	—	(2)	6	2
Total comprehensive (loss) income	$(8,743)	$1,839	$(29,734)	$(3,196)

EXHIBIT 99.2
YEXT, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal year ended January 31,
	2025	2024
Operating activities:
Net loss	$(27,948)	$(2,630)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	18,531	15,805
Bad debt expense	1,665	888
Stock-based compensation expense	51,780	44,961
Amortization of operating lease right-of-use assets	8,729	8,804
Adjustments to contingent consideration	5,500	—
Other, net	(2,597)	540
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in a business acquisition:
Accounts receivable	(1,122)	518
Prepaid expenses and other current assets	(397)	755
Costs to obtain revenue contracts	10,048	8,818
Other long term assets	351	896
Accounts payable, accrued expenses and other current liabilities	17,037	(10,176)
Unearned revenue	(20,464)	(11,252)
Operating lease liabilities	(11,095)	(11,687)
Other long term liabilities	193	(83)
Net cash provided by operating activities	50,211	46,157
Investing activities:
Capital expenditures	(2,085)	(2,728)
Cash paid in acquisition, net of cash acquired	(89,407)	—
Net cash used in investing activities	(91,492)	(2,728)
Financing activities:
Proceeds from exercise of stock options	1,290	9,405
Repurchase of common stock	(17,907)	(23,086)
Payments for taxes related to net share settlement of stock-based compensation awards	(10,826)	(13,015)
Payments of deferred financing costs	(853)	(452)
Deferred acquisition payments	(3,542)	—
Proceeds, net from employee stock purchase plan withholdings	3,297	3,894
Net cash used in financing activities	(28,541)	(23,254)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,708)	(205)
Net (decrease) increase in cash, cash equivalents and restricted cash	(71,530)	19,970
Cash, cash equivalents and restricted cash at beginning of period	210,184	190,214
Cash, cash equivalents and restricted cash at end of period	$138,654	$210,184
Supplemental reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:

	Fiscal year ended January 31,
(in thousands)	2025	2024
Cash and cash equivalents	$123,133	$210,184
Restricted cash, current and non-current	15,521	—
Total cash, cash equivalents and restricted cash	$138,654	$210,184

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended January 31,		Fiscal year ended January 31,
	2025	2024	2025	2024
GAAP net (loss) income to Adjusted EBITDA:
GAAP net (loss) income	$(7,275)	$1,687	$(27,948)	$(2,630)
Interest (income) expense, net	(295)	(1,662)	(5,135)	(6,624)
(Benefit from) provision for income taxes	(1,866)	944	(110)	2,292
Depreciation and amortization	6,431	3,180	18,531	15,805
Other expense (income), net	348	74	745	761
Stock-based compensation expense	14,689	10,626	51,780	44,961
Acquisition-related costs	12,526	—	29,176	—
Adjusted EBITDA	$24,558	$14,849	$67,039	$54,565

GAAP net (loss) income as a percentage of revenue	(6.4)%	1.7%	(6.6)%	(0.7)%
Adjusted EBITDA margin	21.7%	14.7%	15.9%	13.5%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended January 31,		Fiscal year ended January 31,
	2025	2024	2025	2024
Cost of revenue
GAAP cost of revenue	$26,278	$21,659	$96,364	$87,468
Less: Stock-based compensation expense	(666)	(749)	(2,753)	(2,900)
Less: Acquisition-related costs	(114)	—	(214)	—
Less: Amortization of acquired intangibles	(2,017)	—	(4,033)	—
Non-GAAP cost of revenue	$23,481	$20,910	$89,364	$84,568
GAAP cost of revenue as a % of revenue	23%	21%	23%	22%
Non-GAAP cost of revenue as a % of revenue	21%	21%	21%	21%

Sales and marketing
GAAP sales and marketing	$45,901	$41,888	$174,779	$178,830
Less: Stock-based compensation expense	(5,573)	(2,845)	(15,583)	(15,067)
Less: Acquisition-related costs	(4,311)	—	(6,742)	—
Less: Amortization of acquired intangibles	(1,616)	—	(3,064)	—
Non-GAAP sales and marketing	$34,401	$39,043	$149,390	$163,763
GAAP sales and marketing as a % of revenue	41%	41%	42%	44%
Non-GAAP sales and marketing as a % of revenue	30%	39%	35%	41%

Research and development
GAAP research and development	$20,492	$18,106	$77,201	$72,040
Less: Stock-based compensation expense	(2,342)	(2,964)	(10,265)	(11,349)
Less: Acquisition-related costs	(1,512)	—	(2,617)	—
Non-GAAP research and development	$16,638	$15,142	$64,319	$60,691
GAAP research and development as a % of revenue	18%	18%	18%	18%
Non-GAAP research and development as a % of revenue	15%	15%	15%	15%

General and administrative
GAAP general and administrative	$29,508	$18,411	$105,061	$72,185
Less: Stock-based compensation expense	(6,108)	(4,068)	(23,179)	(15,645)
Less: Acquisition-related costs	(6,588)	—	(19,603)	—
Non-GAAP general and administrative	$16,812	$14,343	$62,279	$56,540
GAAP general and administrative as a % of revenue	26%	18%	25%	18%
Non-GAAP general and administrative as a % of revenue	15%	14%	15%	14%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended January 31,		Fiscal Year Ended January 31,
	2025	2024	2025	2024
Gross profit
GAAP gross profit	$86,813	$79,448	$324,593	$316,854
Plus: Stock-based compensation expense	666	749	2,753	2,900
Plus: Acquisition-related costs	114	—	214	—
Plus: Amortization of acquired intangibles	2,017	—	4,033	—
Non-GAAP gross profit	$89,610	$80,197	$331,593	$319,754
GAAP gross margin	76.8%	78.6%	77.1%	78.4%
Non-GAAP gross margin	79.2%	79.3%	78.8%	79.1%

Operating expenses
GAAP operating expenses	$95,901	$78,405	$357,041	$323,055
Less: Stock-based compensation expense	(14,023)	(9,877)	(49,027)	(42,061)
Less: Acquisition-related costs	(12,411)	—	(28,962)	—
Less: Amortization of acquired intangibles	(1,616)	—	(3,064)	—
Non-GAAP operating expenses	$67,851	$68,528	$275,988	$280,994
GAAP operating expenses as a percentage of revenue	85%	78%	85%	80%
Non-GAAP operating expenses as a percentage of revenue	60%	68%	66%	69%

Income/Loss from operations
GAAP (loss) income from operations	$(9,088)	$1,043	$(32,448)	$(6,201)
Plus: Stock-based compensation expense	14,689	10,626	51,780	44,961
Plus: Acquisition-related costs	12,526	—	29,176	—
Plus: Amortization of acquired intangibles	3,633	—	7,097	—
Non-GAAP income from operations	$21,760	$11,669	$55,605	$38,760
GAAP operating margin	(8)%	1%	(8)%	(2)%
Non-GAAP operating margin	19%	12%	13%	10%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Three months ended January 31,
	2025	2024
GAAP net (loss) income	$(7,275)	$1,687
Plus: Stock-based compensation expense	14,689	10,626
Plus: Acquisition-related costs	12,526	—
Plus: Amortization of acquired intangibles	3,633	—
Less: Tax adjustment(1)	(7,293)	—
Non-GAAP net income	$16,280	$12,313
GAAP net (loss) income as a percentage of revenue	(6.4)%	1.7%
Non-GAAP net income as a percentage of revenue	14.4%	12.2%

GAAP net (loss) income per share attributable to common stockholders, basic	$(0.06)	$0.01
Non-GAAP net income per share attributable to common stockholders, basic	$0.13	$0.10

GAAP net (loss) income per share attributable to common stockholders, diluted	$(0.06)	$0.01
Non-GAAP net income per share attributable to common stockholders, diluted	$0.12	$0.10

Weighted-average number of shares used in computing GAAP net (loss) income per share attributable to common stockholders
Basic	127,394,090	124,337,640
Diluted	127,394,090	125,552,028
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	127,394,090	124,337,640
Diluted	131,545,724	125,552,028

(1) Beginning in fiscal 2025, we are utilizing a projected tax rate of 25% in our computation of the non-GAAP income tax provision. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Fiscal year ended January 31,
	2025	2024
GAAP net loss	$(27,948)	$(2,630)
Plus: Stock-based compensation expense	51,780	44,961
Plus: Acquisition-related costs	29,176	—
Plus: Amortization of acquired intangibles	7,097	—
Less: Tax adjustment(1)	(15,109)	—
Non-GAAP net income	$44,996	$42,331
GAAP net loss as a percentage of revenue	(6.6)%	(0.7)%
Non-GAAP net income as a percentage of revenue	10.7%	10.5%

GAAP net loss per share attributable to common stockholders, basic	$(0.22)	$(0.02)
Non-GAAP net income per share attributable to common stockholders, basic	$0.35	$0.34

GAAP net loss per share attributable to common stockholders, diluted	$(0.22)	$(0.02)
Non-GAAP net income per share attributable to common stockholders, diluted	$0.35	$0.33

Weighted-average number of shares used in computing GAAP net loss per share attributable to common stockholders
Basic	126,850,809	124,056,949
Diluted	126,850,809	124,056,949
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	126,850,809	124,056,949
Diluted	128,969,376	127,247,766

(1) Beginning in fiscal 2025, we are utilizing a projected tax rate of 25% in our computation of the non-GAAP income tax provision. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended January 31,
Constant Currency Revenue	2025	2024	Growth Rates
Revenue (GAAP)	$113,091	$101,107	12%
Effects of foreign currency rate fluctuations	192
Revenue on a constant currency basis (Non-GAAP)	$113,283		12%

	Fiscal year ended January 31,
	2025	2024	Growth Rates
Revenue (GAAP)	$420,957	$404,322	4%
Effects of foreign currency rate fluctuations	(1,453)
Revenue on a constant currency basis (Non-GAAP)	$419,504		4%

	Three months ended January 31,		Fiscal year ended January 31,
Free Cash Flow	2025	2024	2025	2024
Net cash provided by operating activities	$38,346	$28,020	$50,211	$46,157
Less: Capital expenditures inclusive of capitalized software development costs	(316)	(408)	(2,085)	(2,728)
Free cash flow	$38,030	$27,612	$48,126	$43,429
Operating cash flow margin	34%	28%	12%	11%
Free cash flow margin	34%	27%	11%	11%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Supplemental Information
(In thousands)
(Unaudited)
The following tables provides our ARR for the periods presented, including usage:

	January 31,		Variance
	2025	2024	Dollars	Percent
Annual Recurring Revenue
Direct Customers	$368,201	$315,594	$52,607	17%
Third-Party Reseller Customers	74,461	76,588	(2,127)	(3)%
Total Annual Recurring Revenue	$442,662	$392,182	$50,480	13%

	Jan. 31, 2025	Oct. 31, 2024	Jul. 31, 2024	Apr. 30, 2024	Jan. 31, 2024
Annual Recurring Revenue Trend
Direct Customers	$368,201	$374,502	$313,392	$312,060	$315,594
Third-Party Reseller Customers	74,461	74,147	73,904	75,218	76,588
Total Annual Recurring Revenue	$442,662	$448,649	$387,296	$387,278	$392,182

The following tables provides our ARR for the periods presented based on our historical methodology, which excludes usage:

	January 31,		Variance
	2025	2024	Dollars	Percent
Annual Recurring Revenue
Direct Customers	$368,201	$315,594	$52,607	17%
Third-Party Reseller Customers	67,459	71,784	(4,325)	(6)%
Total Annual Recurring Revenue	$435,660	$387,378	$48,282	12%

	Jan. 31, 2025	Oct. 31, 2024	Jul. 31, 2024	Apr. 30, 2024	Jan. 31, 2024
Annual Recurring Revenue Trend
Direct Customers	$368,201	$374,502	$313,392	$312,060	$315,594
Third-Party Reseller Customers	67,459	67,293	68,361	70,528	71,784
Total Annual Recurring Revenue	$435,660	$441,795	$381,753	$382,588	$387,378

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2

YEXT, INC.
Supplemental Information
(Unaudited)

The following table provides our dollar-based net retention rate for the periods presented, including usage:

	Jan. 31, 2025	Oct. 31, 2024	Jul. 31, 2024	Apr. 30, 2024	Jan. 31, 2024
Dollar-Based Net Retention Rate
Direct Customers	92%	91%	91%	91%	91%
Third-Party Reseller Customers	95%	94%	93%	92%	93%
Total Customers	93%	92%	91%	91%	92%

The following table provides our dollar-based net retention rate for the periods presented based on our historical methodology, which excludes usage:

	Jan. 31, 2025	Oct. 31, 2024	Jul. 31, 2024	Apr. 30, 2024	Jan. 31, 2024
Dollar-Based Net Retention Rate
Direct Customers	92%	91%	91%	91%	91%
Third-Party Reseller Customers	92%	93%	94%	94%	95%
Total Customers	92%	91%	91%	91%	92%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
4Q FY25 Earnings Q&A Summary

Fiscal 2026 Guidance
Q1: Why aren’t you providing full year revenue guidance for FY26?
A1: Our Total ARR as of January 31, 2025 was $442.7 million, which represents the annualized amount of our subscription and usage revenue as of that date, and we believe it provides insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms. In addition to ARR, we have historically recognized a nominal amount of annual revenue from professional services that are one-time in nature. We believe these two financial measurements provide a reasonable forward-looking perspective of our future performance. We are optimistic that fiscal year 2026 will show growth in ARR, but the rate of that growth will depend on several variable factors, including the adoption rate of our newest products, changes in customer preference for contracts and products that incorporate usage-based pricing, foreign exchange rate fluctuations, and general macroeconomic conditions.

Q2: Why are you guiding a sequential decrease in revenue in the first quarter of FY26 relative to your fourth quarter of FY25?
A12: Our financial guidance is based on calendar days, and there are three fewer days in our fiscal first quarter compared to our fiscal fourth quarter (89 vs 92, respectively). Furthermore, Q1 of our fiscal year 2024 contained an extra day due to the leap year, which also skews year-over-year comparative metrics. In addition, we estimate the year-over-year impact of changes in foreign exchange rates based on current rates, which we expect to be adverse to our results in Q1.

Q3: You have indicated that you are optimistic that fiscal 2026 will show growth in ARR. How should we interpret the decline in overall ARR in Q4FY25?
A3: On a constant currency basis, overall ARR declined $2.6 million in Q4 FY25 compared to Q3FY25. This consisted of a modest decline in Yext core product ARR, offset partially by modest increases in Hearsay ARR and Reseller ARR in Q4. This compares to a roughly $12.6 million decline in ARR on a constant currency basis in Q4 FY24 compared to Q3 FY24. We are encouraged by the trends in ARR retention, and with Yext Social building momentum and Yext Scout launched this week, we expect upselling and cross-selling to accelerate through the year. We will continue to provide granular ARR reporting, which we believe to be the best measure of revenue growth re-acceleration.

Fourth Quarter 2025 Financial Results
Q4: What prompted the decision to include usage-based revenue in your ARR metric, and how will the shift from committed to uncommitted ARR in your Reseller channel impact overall ARR?
A4: For the past several quarters, we have made gradual shifts with some of our Reseller partnerships toward usage-based pricing. We believe more focus on usage-based Reseller deals provides an opportunity for overall growth through this channel, and because of the continued movement between committed and uncommitted ARR, we elected to include this revenue in our measurement of ARR.

Market Opportunity
Q5: Can you explain what you mean by search fragmentation and why Yext expects to benefit?
A5: Search fragmentation refers to the diversification of how people access information online, moving away from centralized search experiences and traditional search engines that have been the primary way in which users found information on the web. Social networks, voice search, video-based searches, e-commerce platforms and, most notably, generative AI assistants are increasingly being used for quick, comprehensive and conversational answers. This fragmentation continues to increase, driven by AI Search experiences, and we have seen this trend accelerate. This fragmentation presents both challenges and opportunities for businesses, and we believe that Yext is strategically positioned to help our customers capitalize on this. Our platform provides businesses with a comprehensive solution for managing their digital presence across all channels.

EXHIBIT 99.2
4Q FY25 Earnings Q&A Summary

Q6: What evidence supports the statement that search fragmentation continues to accelerate?
A6: There are several signs of continuing acceleration. Just last week, OpenAI stated that ChatGPT weekly active users grew to over 400 million in February, which was up from 300 million in December. In January 2025, DeepSeek saw its web traffic surge from 280,000 visitors to 6.2 million, becoming one of the fastest-growing AI apps globally, surpassing even ChatGPT in terms of user acquisition speed. A research study by Omnicom Media Group was released in December entitled, "Search fragmentation accelerates as consumers adopt diverse discovery platforms." According to the report, which was based on a national online survey, 54% of consumers believe no single platform serves all their search needs, and 52% of consumers now use full-length query questions with generative AI search.

Q7: Can you provide more color on the customer feedback you received when you previewed Scout?
A7: While still early, we’ve had the opportunity to preview Yext Scout with a few large customers and their feedback has been positive. We believe Yext Scout will change the way our customers and partners can gather data insights, expand their Knowledge Graph, and prioritize actions to win more visibility in a local marketing world growing much more complex. Yext Scout is a value demonstration engine for our core products as well. Our customers have been asking us for better insights into the differentiated value they get from Yext products like listings, reviews, pages and social, and Scout delivers this competitive intelligence and value reporting.

Q8: Is Scout a product you obtained through the Places Scout acquisition?
A8: Scout is the merging of several initiatives here at Yext. We have been investing in AI experience measurement for several quarters. With our acquisition of Places Scout on February 10, we are now merging AI visibility with traditional search and reputation competitive intelligence into a single game changing platform.